UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934


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                             NASHUA CORPORATION
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              (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                    [Letterhead of Nashua Corporation]


April 20, 2000

Dear Fellow Shareholder:

I am pleased to let you know that on April 17th we completed Nashua's acquisition of Rittenhouse Paper Company.

RITTENHOUSE MAKES NASHUA A SIGNIFICANTLY MORE VALUABLE AND ATTRACTIVE COMPANY. We are now the #1 player in the high-growth specialized direct thermal paper market with a superb platform for enhanced financial performance and shareholder returns. Identified operational and management synergies are readily achievable. Nashua's 2000 earnings are estimated to increase on an annualized basis by approximately $0.37 per share. In 2001, Rittenhouse will add approximately $0.77 per share.* Nashua's revenues will nearly double to more than $300 million and our growth rate will be enhanced substantially. We'll also be better positioned to meet customer needs, and with Andy Albert as our new president and chief operating officer, we have added a proven industry leader with 17 years of experience to Nashua's management team.

--------------
* Further information regarding these estimates and the assumptions on which they are based is contained in Nashua's filing with the Securities and Exchange Commission, filed on April 7, 2000 on Schedule 14A. This filing is available at no charge from the Commission's web site at www.sec.gov. If you would prefer to receive a copy by mail, please call our proxy solicitor, Corporate Investor Communications, Inc., toll-free at (888) 238-1257.


DESPITE THIS TRANSFORMING EVENT, A SMALL GROUP OF OPPORTUNISTIC SHAREHOLDERS FORMED BY NEWCASTLE PARTNERS IS TRYING TO GAIN CONTROL OF NASHUA AND DISMANTLE THIS COMBINATION -- WHILE ADMITTING THEY DON'T KNOW ANYTHING ABOUT NASHUA'S BUSINESS. DOES IT MAKE SENSE TO LET THEM TRY TO UNWIND THE RITTENHOUSE TRANSACTION AT GREAT EXPENSE, DISRUPT MANAGEMENT OR IN ANY WAY SLOW DOWN THE REALIZATION OF SYNERGIES? We don't think so. The Rittenhouse transaction was carefully conceived, evaluated and negotiated over the last nine months by Nashua's management and board of directors, with the assistance of Lazard Freres. Many alternatives for creating shareholder value were considered. Rittenhouse was clearly the best. Newcastle, which only recently purchased about 2.5% of Nashua's shares -- has already forced Nashua into an expensive proxy fight. Indeed, they launched the proxy fight only days after their first share purchase. Now, they want a so-called "review" which would only delay achievement of the Rittenhouse synergies, potentially disrupt management and employees and create concerns for customers who believe that the new Nashua is a much more attractive supplier.

NEWCASTLE IS BEING OPPORTUNISTIC IN TRYING TO INTERVENE JUST AS NASHUA'S DIFFICULT FOUR-YEAR TURNAROUND IS ABOUT TO COME TO FRUITION. In 1995, before I joined the company, Nashua lost $20.1 million and had $69 million in debt, which was in default. The company had been caught in some difficult businesses that had quickly become commoditized in very rapidly changing markets. NASHUA'S CURRENT BOARD TOOK ACTION. Over the last four years, your board and I, along with our financial advisers, have worked hard to turn Nashua around under difficult circumstances - including operating in a stock market environment that has ignored small, old-line companies. We divested four non-strategic businesses and several product lines and invested in retooling core manufacturing capability -- not just to upgrade machinery, but also literally to ensure Nashua's survival. We eliminated $68 million in debt and returned $14 million to shareholders through a share buy back. By 1999, Nashua's EBITDA had improved by $28.7 million, from the negative $20.1 million in 1995 to a positive $8.6 million in 1999. Gross operating margin improved from 14.3% in 1995 to 24% in 1999, SG&A expenses were cut by more than $5 million, and sales of new products have increased from 3% to 21% of total sales.

YOUR BOARD'S ACTIONS HAVE BEEN GROSSLY MISCHARACTERIZED BY NEWCASTLE - TWO OF WHOSE PROPOSED DIRECTORS OWN NO NASHUA STOCK, AND ONE WHO OWNS ONLY 100 SHARES. Your independent Board has worked diligently to turn Nashua around and to position Nashua for value. It is also important to note that the Board has, for the last four years during Nashua's turnaround, received its annual fees ($15,000 annually per director) all in Nashua stock. The interests of Nashua's current Board and management - who own collectively 8.6% of Nashua's shares -- are very much aligned with all shareholders. Furthermore, based on the prospects of the combined entity under the leadership of the current Board, Andy Albert has stated that he intends to buy at least 50,000 Nashua shares when free of insider restrictions. Between those shares and his earn out from the Rittenhouse transaction, Andy has every incentive to work in your best interests - as do I and the other Nashua directors.

Nashua's Board has already carefully evaluated on various occasions - with the help of outside financial advisers -- nearly all of the alternatives floated by an uninitiated Newcastle. And, as you know, your Board has committed to be bound by a vote at the annual meeting on a proposal made by GAMCO Investors, Inc. to redeem the Preferred Stock Purchase Rights issued in July 1996, if supported by the majority of shareholders. The Board's decision not to eliminate the Rights plan when it was proposed two years ago was based on the Board's well-considered belief - supported by input from financial and legal advisers -- that raising the threshold to 20% was both responsive to shareholders and an appropriate compromise given that stage in the company's turnaround. At that time, the Board also authorized the first of two stock buy-backs in response to shareholder requests.

ARE WE HAPPY WITH NASHUA'S STOCK PERFORMANCE THROUGH A DIFFICULT TURNAROUND? NO. While there are many reasons for Nashua's share performance
- many beyond our control -- we are not making excuses. Our job is to do the thoughtful analysis - something Newcastle admits it has not done - and to take the right steps to deliver value. As one of Nashua's larger shareholders, I have felt the pain personally over the last few years. The opportunistic Newcastle has not. I am convinced we are on the right track. NEWCASTLE OFFERS ONLY DELAY, INCREASED COST AND DISRUPTION AT A TIME WHEN WE -- AND YOU -- SHOULD BE REALIZING THE RESULTS OF FOUR YEARS OF EFFORT. I urge you not to turn over Nashua to a cynical and self-serving Newcastle.

YOU HAVE MUCH TO GAIN AND NOTHING TO LOSE BY SUPPORTING NASHUA'S CURRENT BOARD OF DIRECTORS. Nashua is a much different company than it was only a week ago. DON'T DERAIL OUR INCREASING MOMENTUM. And keep in mind that, if the majority of shareholders decide to redeem the Preferred Stock Purchase Rights plan, any investor can buy as many Nashua shares on the open market as they want. NEWCASTLE WILL BE FREE TO PUT ITS MONEY WHERE ITS MOUTH IS.

WE STRONGLY OPPOSE NEWCASTLE PARTNERS' ATTEMPT TO TAKE CONTROL OF NASHUA ON THE CHEAP. Please don't give it to them.

We urge you to give our materials your careful attention. If you received any materials from Newcastle Partners, L. P., WE STRONGLY RECOMMEND THAT YOU DO NOT SIGN ANY PROXY CARD FROM NEWCASTLE PARTNERS.

SIGN AND RETURN THE WHITE PROXY CARD.

Your vote is extremely important to ensure that Nashua maintains the experienced and independent board and management already in place. We are committed to delivering shareholder value. Please vote your WHITE proxy card today and mail it using the enclosed postage-paid envelope.

Thank you for your continued loyalty and support.


Sincerely,

/s/ Gerald G. Garbacz

Gerald G. Garbacz

Chairman and Chief Executive Officer
On Behalf of the Board of Directors


   IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL CORPORATE INVESTOR COMMUNICATIONS, INC. TOLL-FREE AT (888) 238-1257.



                         FORWARD LOOKING STATEMENTS

This shareholder letter contains forward-looking statements as that term is defined in the private Securities Litigation Reform Act of 1995. When used in this letter, the words "will be," "estimated," "expected," "anticipated," "readily" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, failure to achieve anticipated synergies, the Company's future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission.

Estimates and projections contained herein, including forward-looking forecasts of potential future revenues, expenses and synergies were prepared in the ordinary course of Nashua's business and in connection with its acquisition of Rittenhouse and, as such, are not necessarily in accordance with generally accepted accounting principles. They reflect judgments made as of the date of such estimates. Actual results will inevitably vary. Nashua has presented these estimates in this presentation solely to inform stockholders of the Company's analyses in connection with Nashua's April 25, 2000 annual stockholders meeting (the "Annual Meeting"). Investors should consider the cautionary statements contained herein if considering these forward-looking statements prior to the Annual Meeting. Nashua undertakes no obligation whatsoever to update publicly any of these estimates after April 25, 2000 and has no intention of doing so.